Exhibit 99.1

News Release
TransUnion Announces Strong Second Quarter 2019 Results

CHICAGO, July 23, 2019 - TransUnion (NYSE: TRU) (the “Company”) today announced financial results for the quarter ended June 30, 2019.
Revenue:

•
Total revenue for the quarter was $662 million, an increase of 18 percent (19 percent on a constant currency basis, 10 percent on an organic constant currency basis) compared with the second quarter of 2018.

•
Adjusted Revenue, which removes the impact of deferred revenue purchase accounting reductions and other adjustments to revenue for our recently acquired entities, was $664 million for the quarter, also an increase of 18 percent (19 percent on a constant currency basis, 10 percent on an organic constant currency basis).

With our acquisition of Callcredit on June 19, 2018, we expanded into the United Kingdom region, which is included in our International segment. The consolidated organic constant currency growth rates reported above include Callcredit’s revenue and Adjusted Revenue for the partial month of June 2018 but include their revenue and Adjusted Revenue for the full month of June 2019. We also recognized incremental credit monitoring revenue due to a breach at a competitor last year in our Consumer Interactive segment. These items obscure the comparability of our results between periods. On a consolidated basis, after adjusting for these items, the organic constant currency revenue and organic constant currency Adjusted Revenue growth rates were as follows:

•
Excluding only the impact of all revenue and Adjusted Revenue attributable to our Callcredit acquisition from both periods, revenue and Adjusted Revenue on an organic constant currency basis would have both increased 8.5 percent compared with the second quarter of 2018.

•
Excluding only the impact of last year’s second quarter incremental credit monitoring revenue, revenue and Adjusted Revenue on an organic constant currency basis would have both increased 11 percent compared with the second quarter of 2018.

•
Excluding both the impact of all revenue and Adjusted Revenue attributable to our Callcredit acquisition from both periods and excluding the impact of last year’s second quarter incremental credit monitoring revenue, revenue and Adjusted revenue on an organic constant currency basis would have both increased 9.5 percent compared with the second quarter of 2018.

Earnings:

•
Net income attributable to TransUnion was $101 million for the second quarter, compared with $55 million in the second quarter of 2018. Diluted earnings per share was $0.53 for the quarter, compared with $0.29 in the second quarter of 2018.

•	Adjusted Net Income was $132 million, compared with $119 million in the second quarter of 2018. Adjusted Diluted Earnings per Share was $0.69, compared with $0.62 in the second quarter of 2018.

•
Adjusted EBITDA for the quarter was $264 million, an increase of 20 percent (21 percent on a constant currency basis, 13 percent on an organic constant currency basis) compared with the second quarter of 2018. Adjusted EBITDA margin for the quarter was 39.7 percent, compared with 39.2 percent in the second quarter of 2018.

“TransUnion delivered a good second quarter with strong Adjusted Revenue and Adjusted EBITDA growth,” said Chris Cartwright, President and CEO. “Notably, in the U.S., we saw a re-acceleration of our Financial Services and Healthcare verticals as well as further outstanding growth in our Insurance business. Internationally, we continue to see broad-based strength including significant growth in India, Latin America and Canada. Across our business, we are delivering market leadership through innovation, attractive adjacencies and well executed, focused go-to-market strategies.”

“During the quarter, we also prepaid $100 million of debt while also acquiring TruSignal and making an equity investment in Payfone, both companies that help further develop our growing Media vertical.”
“Looking ahead, we are well positioned to deliver another very good year in 2019 and we are making the right strategic investments to position us for strong future performance.”
Second Quarter 2019 Segment Results
U.S. Markets (formerly U.S. Information Services)
U.S. Markets revenue was $406 million, an increase of 13 percent (8 percent on an organic basis) compared with the second quarter of 2018. U.S. Markets Adjusted Revenue was also $406 million.

•	Financial Services revenue was $213 million, an increase of 11 percent (8 percent on an organic basis) compared with the second quarter of 2018.

•
Emerging Verticals revenue, which includes Healthcare, Insurance and all other verticals, was $193 million, an increase of 16 percent (8 percent on an organic basis) compared with the second quarter of 2018.

Adjusted EBITDA was $175 million, an increase of 19 percent (17 percent on an organic basis) compared with the second quarter of 2018.
International
International revenue was $151 million, an increase of 42 percent (49 percent on a constant currency basis, 20 percent on an organic constant currency basis) compared with the second quarter of 2018. International Adjusted Revenue was $153 million. Excluding the impact of all of the revenue and Adjusted Revenue attributable to our Callcredit acquisition from both years, revenue and Adjusted Revenue on an organic constant currency basis would have both increased 12 percent.

•	Canada revenue was $25 million, an increase of 5 percent (9 percent on a constant currency basis) compared with the second quarter of 2018.

•	Latin America revenue was $26 million, an increase of 2 percent (11 percent on a constant currency basis) compared with the second quarter of 2018.

•	United Kingdom revenue was $47 million. Adjusted Revenue was $48 million.

•	Africa revenue was $14 million, a decrease of 10 percent (an increase of 2 percent on a constant currency basis) compared with the second quarter of 2018.

•	India revenue was $25 million, an increase of 32 percent (37 percent on a constant currency basis) compared with the second quarter of 2018.

•	Asia Pacific revenue was $14 million, a decrease of 1 percent (1 percent on a constant currency basis) compared with the second quarter of 2018.
Adjusted EBITDA was $60 million, an increase of 45 percent (18 percent on an organic constant currency basis) compared with the second quarter of 2018.
Consumer Interactive
Consumer Interactive revenue was $124 million, an increase of 5 percent compared with the second quarter of 2018.
Adjusted EBITDA was $59 million, an increase of 2 percent compared with the second quarter of 2018.
Liquidity and Capital Resources
Cash and cash equivalents were $195 million at June 30, 2019 and $187 million at December 31, 2018. Total debt, including the current portion of long-term debt, was $3,918 million at June 30, 2019 and $4,048 million at December 31, 2018.
For the six months ended June 30, 2019 cash provided by continuing operations was $308 million compared with $231 million in 2018. The increase was due primarily to the increase in operating performance, partially offset by an increase in interest expense resulting from the increase in outstanding debt due to our 2018 acquisitions. Cash used in investing activities was $108 million compared with $1,882 million in 2018, due primarily to lower cash used for acquisitions and proceeds from the sale of the Callcredit discontinued operations, partially offset by an increase in capital expenditures. Capital expenditures were $88 million compared with $70 million in 2018. Cash used in financing activities was $187 million compared with a source of cash of $1,732 million in 2018. The change in cash from financing activities is due primarily to the loan proceeds borrowed in 2018 to fund our acquisitions, partially offset by $100 million of prepayments made on our outstanding debt in 2019, $37 million of cash used to pay employee withholding taxes on restricted stock that vested during the first quarter of 2019 that we have recorded as treasury stock, and one additional quarterly dividend payment made in 2019 compared with 2018.
2019 Full Year Outlook
For the full year of 2019, we are raising our Adjusted Revenue, Adjusted EBITDA and Adjusted Diluted Earnings per Share guidance as follows. Adjusted Revenue is expected to be between $2.628 billion and $2.638 billion, an increase of 12 percent compared with 2018. Adjusted EBITDA is expected to be between $1.036 billion and $1.044 billion, an increase of 13 to 14 percent. Adjusted Diluted Earnings per Share is expected to be between $2.66 and $2.69, an increase of 6 to 8 percent. Adjusted Diluted Earnings per Share guidance includes an approximate $0.03 per share headwind from unfavorable foreign exchange rates and an approximate $0.16 per share headwind from the full year impact of higher interest expense related to the additional debt for acquisitions completed in June 2018 and higher LIBOR rates.
The Adjusted Revenue guidance includes approximately 500 basis points of growth from acquisitions that closed in the prior year and current year. Adjusted Revenue and Adjusted EBITDA include approximately 100 basis points of headwind from unfavorable foreign exchange rates.  Our prior year results included approximately $20 million of incremental monitoring revenue due to a breach at a competitor, which negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.
2019 Third Quarter Outlook
For the third quarter of 2019, Adjusted Revenue is expected to be between $672 million and $677 million, an increase of 8 to 9 percent compared with the third quarter of 2018. Adjusted EBITDA is expected to be between $269 million and $273 million, an increase of 10 to 11 percent. Adjusted Diluted Earnings per Share is expected to be between $0.69 and $0.71, an increase of 6 to 8 percent. Adjusted Diluted Earnings per Share guidance includes an approximate $0.01 per share headwind from unfavorable foreign exchange rates and from higher interest expense related to the additional debt for acquisitions completed in June 2018 and higher LIBOR rates.
The Adjusted Revenue guidance includes approximately 100 basis points of growth from acquisitions that closed in the prior year and current year. Our prior year results included approximately $5 million of incremental monitoring revenue due to a breach at a competitor, which negatively impacts our organic constant currency Adjusted Revenue growth by approximately 100 basis points.
Subsequent Event
On July 12, 2019, the Company determined that TransUnion Limited, a Hong Kong entity in which the Company holds a 56.25 percent interest, has been the victim of criminal fraud. The incident involved employee impersonation and fraudulent requests targeting TransUnion Limited, which resulted in a series of fraudulently-induced wire transfers in early July 2019 totaling $17.8 million.
The Company has launched an internal investigation to determine the full extent of the fraud scheme and related potential exposure, and expects to record a one-time pre-tax charge of up to $17.8 million in the third quarter of 2019 as the result of this event. The Company self-discovered this fraudulent activity and promptly initiated contact with its bank as well as appropriate law enforcement authorities.
The Company may be limited in what information it can disclose because of the ongoing investigation. To date, the Company has not found any evidence of additional fraudulent activity. This incident did not result in any unauthorized access to any of the confidential consumer information or other data that we maintain. While this matter will result in some additional near-term expenses, the Company does not expect this incident to otherwise have a material impact on its business.
See our Current Report on Form 8-K dated July 18, 2019 for additional information.

Earnings Webcast Details
In conjunction with this release, TransUnion will host a conference call and webcast today at 8:00 a.m. Central Time to discuss the business results for the quarter and certain forward-looking information. This session may be accessed at www.transunion.com/tru. A replay of the call will also be available at this website following the conclusion of the call.
About TransUnion
TransUnion is a leading global risk and information solutions provider to businesses and consumers. The Company provides consumer reports, risk scores, analytical services and decisioning capabilities to businesses. Businesses embed its solutions into their process workflows to acquire new customers, assess consumer ability to pay for services, identify cross-selling opportunities, measure and manage debt portfolio risk, collect debt, verify consumer identities and investigate potential fraud. Consumers use its solutions to view their credit profiles and access analytical tools that help them understand and manage their personal information and take precautions against identity theft.
Availability of Information on TransUnion’s Website
Investors and others should note that TransUnion routinely announces material information to investors and the marketplace using SEC filings, press releases, public conference calls, webcasts and the TransUnion Investor Relations website. While not all of the information that the Company posts to the TransUnion Investor Relations website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in TransUnion to review the information that it shares on www.transunion.com/tru.
Non-GAAP Financial Measures
This earnings release presents constant currency growth rates assuming foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates. This earnings release also presents organic constant currency growth rates, which assumes consistent foreign currency exchange rates between years and also eliminates the impact of our recent acquisitions. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates and the impacts of recent acquisitions.
This earnings release also presents Adjusted Revenue, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Effective Tax Rate, Adjusted Net Income (Loss) and Adjusted Diluted Earnings per Share for all periods presented. These are important financial measures for the Company but are not financial measures as defined by GAAP. We present Adjusted Revenue as a supplemental measure of revenue because we believe it provides a basis to compare revenue between periods. We present Adjusted EBITDA and Adjusted Net Income as supplemental measures of our operating performance because these measures eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. Adjusted EBITDA is also a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours. Our board of directors and executive management team use Adjusted Revenue and Adjusted EBITDA as compensation measures. Under the credit agreement governing our senior secured credit facility, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to a ratio based on Adjusted EBITDA. These financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of GAAP. Other companies in our industry may define or calculate these measures differently than we do, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP, including operating income, operating margin, effective tax rate, net income (loss) attributable to the Company, earnings per share or cash provided by operating activities. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the attached Schedules.
We define Adjusted Revenue as GAAP revenue adjusted for certain acquisition-related deferred revenue and non-core contract-related revenue as further discussed in the footnotes of the attached Schedules 1, 2, and 3. We define Adjusted EBITDA as net income (loss) attributable to TransUnion plus (less) loss (income) from discontinued operations, plus net interest expense, plus (less) provision (benefit) for income taxes, plus depreciation and amortization, plus (less)

the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income). We define Adjusted Net Income as net income (loss) attributable to TransUnion plus (less) loss (gain) from discontinued operations, plus (less) the revenue adjustments included in Adjusted Revenue, plus stock-based compensation, plus mergers, acquisitions, divestitures and business optimization-related expenses including Callcredit integration-related expenses, plus (less) certain other expenses (income), plus amortization of certain intangible assets, plus or minus the related changes in provision for income taxes, less any one-time tax provision benefits from the Tax Cuts and Jobs Act. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted-average diluted shares outstanding. The above definitions apply to our calculations for the periods shown on schedules 1 through 6.
Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of TransUnion’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those described in the forward-looking statements. Any statements made in this earnings release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. These statements often include words such as “anticipate,” “expect,” “guidance,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast,” “outlook,” “potential,” “continues,” “seeks,” “predicts,” or the negative of these words and other similar expressions. Factors that could cause actual results to differ materially from those described in the forward-looking statements include macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to provide competitive services and prices; our ability to retain or renew existing agreements with large or long-term customers; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; litigation or regulatory proceedings; regulatory oversight of “critical activities”; our ability to effectively manage our costs; economic and political stability in the United States and international markets where we operate; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to timely develop new services and the market’s willingness to adopt our new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to make acquisitions, successfully integrate the operations of acquired businesses and realize the intended benefits of such acquisitions; our ability to protect and enforce our intellectual property, trade secrets and other forms of unpatented intellectual property; our ability to defend our intellectual property from infringement claims by third parties; the ability of our outside service providers and key vendors to fulfill their obligations to us; further consolidation in our end-customer markets; the increased availability of free or inexpensive consumer information; losses against which we do not insure; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; share repurchase plans; our reliance on key management personnel; and other one-time events and other factors that can be found in our Annual Report on Form 10-K for the year ended December 31, 2018, and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission and are available on TransUnion’s website (www.transunion.com/tru) and on the Securities and Exchange Commission’s website (www.sec.gov). Many of these factors are beyond our control. The forward-looking statements contained in this earnings release speak only as of the date of this earnings release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect the impact of events or circumstances that may arise after the date of this earnings release.
In addition to factors previously disclosed in TransUnion’s reports filed with the Securities and Exchange Commission and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: failure to realize the benefits expected from the recent business acquisitions; the effects of pending and future legislation; risks related to disruption of management time from ongoing business operations due to the recent business acquisitions; macroeconomic factors beyond TransUnion’s control; risks related to TransUnion’s indebtedness and other consequences associated with mergers, acquisitions and divestitures, and legislative and regulatory actions and reforms.

For More Information

E-mail:	Investor.Relations@transunion.com

Telephone:	312.985.2860

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except per share data)

	June 30, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$194.7	$187.4
Trade accounts receivable, net of allowance of $16.3 and $13.5	489.2	456.8
Other current assets	185.7	136.5
Current assets of discontinued operations	—	60.8
Total current assets	869.6	841.5
Property, plant and equipment, net of accumulated depreciation and amortization of $410.6 and $366.2	215.1	220.3
Goodwill	3,352.5	3,293.6
Other intangibles, net of accumulated amortization of $1,347.0 and $1,206.7	2,449.4	2,548.1
Other assets	240.7	136.3
Total assets	$7,127.3	$7,039.8
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$178.7	$169.9
Short-term debt and current portion of long-term debt	86.4	71.7
Other current liabilities	310.6	284.1
Current liabilities of discontinued operations	—	22.8
Total current liabilities	575.7	548.5
Long-term debt	3,831.5	3,976.4
Deferred taxes	461.3	478.0
Other liabilities	150.3	54.7
Total liabilities	5,018.8	5,057.6
Stockholders’ equity:
Common stock, $0.01 par value; 1.0 billion shares authorized at June 30, 2019 and December 31, 2018, 192.6 million and 190.0 million shares issued at June 30, 2019 and December 31, 2018, respectively, and 187.8 million shares and 185.7 million shares outstanding as of June 30, 2019 and December 31, 2018, respectively	1.9	1.9
Additional paid-in capital	1,976.4	1,947.3
Treasury stock at cost; 4.8 million and 4.2 million shares at June 30, 2019 and December 31, 2018, respectively	(177.1)	(139.9)
Retained earnings	506.1	363.1
Accumulated other comprehensive loss	(296.2)	(282.7)
Total TransUnion stockholders’ equity	2,011.1	1,889.7
Noncontrolling interests	97.4	92.5
Total stockholders’ equity	2,108.5	1,982.2
Total liabilities and stockholders’ equity	$7,127.3	$7,039.8

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue	$661.9	$563.1	$1,281.2	$1,100.5
Operating expenses
Cost of services (exclusive of depreciation and amortization below)	216.2	189.1	424.3	371.4
Selling, general and administrative	196.7	171.6	392.4	334.9
Depreciation and amortization	89.2	68.0	182.7	134.6
Total operating expenses	502.2	428.7	999.4	840.9
Operating income	159.7	134.4	281.8	259.6
Non-operating income and (expense)
Interest expense	(45.2)	(25.9)	(90.2)	(48.5)
Interest income	1.8	1.4	3.3	2.1
Earnings from equity method investments	3.3	2.9	7.1	5.2
Other income and (expense), net	26.7	(39.7)	19.9	(42.3)
Total non-operating income and (expense)	(13.4)	(61.3)	(59.9)	(83.5)
Income from continuing operations before income taxes	146.3	73.1	221.8	176.1
Provision for income taxes	(39.4)	(15.8)	(39.9)	(43.5)
Income from continuing operations	107.0	57.3	181.9	132.6
Discontinued operations, net of tax	(3.0)	—	(4.6)	—
Net income	104.0	57.3	177.3	132.6
Less: net income attributable to the noncontrolling interests	(2.5)	(2.3)	(4.9)	(4.5)
Net income attributable to TransUnion	$101.5	$55.0	$172.4	$128.1

Income from continuing operations	$107.0	$57.3	$181.9	$132.6
Less: income from continuing operations attributable to noncontrolling interests	(2.5)	(2.3)	(4.9)	(4.5)
Income from continuing operations attributable to TransUnion	104.5	55.0	177.0	128.2
Discontinued operations, net of tax	(3.0)	—	(4.6)	—
Net income attributable to TransUnion	$101.5	$55.0	$172.4	$128.1

Basic earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.56	$0.30	$0.95	$0.70
Discontinued operations, net of tax	(0.02)	—	(0.02)	—
Net Income attributable to TransUnion	$0.54	$0.30	$0.92	$0.70
Diluted earnings per common share from:
Income from continuing operations attributable to TransUnion	$0.55	$0.29	$0.93	$0.67
Discontinued operations, net of tax	(0.02)	—	(0.02)	—
Net Income attributable to TransUnion	$0.53	$0.29	$0.90	$0.67
Weighted-average shares outstanding:
Basic	187.5	184.3	187.1	184.0
Diluted	191.3	190.8	191.2	190.5
As a result of displaying amounts in millions, rounding differences may exist in the table above.

Exhibit 99.1

TRANSUNION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net income	$177.3	$132.6
Add: loss from discontinued operations, net of tax	4.6	—
Income from continuing operations	181.9	132.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	182.7	134.6
Loss on debt financing transactions	0.8	11.9
Amortization and (gain) loss on fair value of hedge instrument	—	(0.7)
Net (gain) impairment from adjustments to the carrying value of investments in nonconsolidated affiliates	(22.6)	1.4
Equity in net income of affiliates, net of dividends	1.4	(0.2)
Deferred taxes	0.1	(8.9)
Amortization of discount and deferred financing fees	3.2	1.6
Stock-based compensation	16.6	21.3
Payment of contingent obligation	(0.4)	—
Provision for losses on trade accounts receivable	5.6	3.4
Other	1.2	1.8
Changes in assets and liabilities:
Trade accounts receivable	(32.6)	(46.6)
Other current and long-term assets	(34.8)	(17.4)
Trade accounts payable	6.1	25.9
Other current and long-term liabilities	(0.9)	(30.2)
Cash provided by operating activities of continuing operations	308.3	230.5
Cash used in operating activities of discontinued operations	(7.3)	—
Cash provided by operating activities	301.0	230.5
Cash flows from investing activities:
Capital expenditures	(88.0)	(70.4)
Proceeds from sale of trading securities	3.3	1.8
Purchases of trading securities	(1.7)	(1.8)
Proceeds from sale of other investments	10.5	4.5
Purchases of other investments	(19.8)	(14.1)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(45.9)	(1,801.2)
Proceeds from disposals of discontinued operations, net of cash on hand	40.3	(0.5)
Other	(6.5)	—
Cash used in investing activities	(107.8)	(1,881.7)
Cash flows from financing activities:
Proceeds from Senior Secured Term Loan B-4	—	1,000.0
Proceeds from Senior Secured Term Loan A-2	—	800.0
Proceeds from senior secured revolving line of credit	—	125.0
Payments of senior secured revolving line of credit	—	(135.0)
Repayments of debt	(133.9)	(24.2)
Debt financing fees	—	(33.6)
Proceeds from issuance of common stock and exercise of stock options	12.8	14.1
Dividends to shareholders	(28.5)	(13.8)
Distributions to noncontrolling interests	(0.8)	(0.1)
Employee taxes paid on restricted stock units recorded as treasury stock	(36.9)	(0.5)
Cash (used in) provided by financing activities	(187.3)	1,731.9
Effect of exchange rate changes on cash and cash equivalents	1.4	(4.2)
Net change in cash and cash equivalents	7.3	76.5
Cash and cash equivalents, beginning of period	187.4	115.8
Cash and cash equivalents, end of period	$194.7	$192.3

Exhibit 99.1

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue, Adjusted Revenue, and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC (Unaudited)

	For the Three Months Ended June 30, 2019 compared with the Three Months Ended June 30, 2018
	Reported	CC Growth(2)	Inorganic(1,3)	Organic Growth(4)	Organic CC Growth(5)
Revenue:
Consolidated(1)	17.5%	18.8%	8.9%	8.6%	9.9%
U.S. Markets	13.3%	13.3%	5.4%	8.0%	8.0%
Financial Services	10.6%	10.6%	2.5%	8.1%	8.1%
Emerging Verticals	16.5%	16.5%	8.7%	7.8%	7.8%
International(1)	42.1%	48.7%	29.1%	13.0%	19.5%
Canada	4.7%	8.6%	—%	4.7%	8.6%
Latin America	1.8%	10.7%	—%	1.8%	10.7%
United Kingdom(1)	nm	nm	nm	nm	nm
Africa	(10.2)%	2.4%	—%	(10.2)%	2.4%
India	31.7%	37.1%	—%	31.7%	37.1%
Asia Pacific	(1.0)%	(1.2)%	—%	(1.0)%	(1.2)%
Consumer Interactive	5.1%	5.1%	—%	5.1%	5.1%

Adjusted Revenue:
Consolidated(1)	17.9%	19.1%	9.1%	8.8%	10.0%
U.S. Markets	13.3%	13.4%	5.4%	8.0%	8.0%
Financial Services	10.6%	10.6%	2.5%	8.1%	8.1%
Emerging Verticals	16.6%	16.6%	8.8%	7.8%	7.8%
International(1)	43.6%	50.2%	30.1%	13.5%	20.1%
Canada	4.7%	8.6%	—%	4.7%	8.6%
Latin America	1.8%	10.7%	—%	1.8%	10.7%
United Kingdom(1)	nm	nm	nm	nm	nm
Africa	(10.2)%	2.4%	—%	(10.2)%	2.4%
India	31.7%	37.1%	—%	31.7%	37.1%
Asia Pacific	(1.0)%	(1.2)%	—%	(1.0)%	(1.2)%
Consumer Interactive	5.1%	5.1%	—%	5.1%	5.1%

Adjusted EBITDA:
Consolidated(1)	19.5%	20.7%	7.6%	12.0%	13.1%
U.S. Markets	18.6%	18.7%	2.1%	16.5%	16.5%
International(1)	44.5%	50.6%	32.8%	11.7%	17.8%
Consumer Interactive	1.9%	1.9%	—%	1.9%	1.9%

Exhibit 99.1

SCHEDULE 1
TRANSUNION AND SUBSIDIARIES
Revenue, Adjusted Revenue, and Adjusted EBITDA growth rates as Reported, CC, Inorganic, Organic and Organic CC (Unaudited)

	For the Six Months Ended June 30, 2019 compared with the Six Months Ended June 30, 2018
	Reported	CC Growth(2)	Inorganic(1,3)	Organic Growth(4)	Organic CC Growth(5)
Revenue:
Consolidated(1)	16.4%	17.9%	10.0%	6.4%	7.9%
U.S. Markets	10.6%	10.6%	5.3%	5.3%	5.3%
Financial Services	7.2%	7.2%	2.3%	4.8%	4.8%
Emerging Verticals	14.5%	14.5%	8.6%	5.9%	5.9%
International(1)	46.9%	54.7%	36.2%	10.7%	18.5%
Canada	5.3%	9.9%	—%	5.3%	9.9%
Latin America	1.1%	10.2%	—%	1.1%	10.2%
United Kingdom(1)	nm	nm	nm	nm	nm
Africa	(11.0)%	2.5%	—%	(11.0)%	2.5%
India	34.6%	44.2%	—%	34.6%	44.2%
Asia Pacific	3.3%	3.5%	—%	3.3%	3.5%
Consumer Interactive	4.9%	4.9%	—%	4.9%	4.9%

Adjusted Revenue:
Consolidated(1)	17.0%	18.4%	10.5%	6.5%	7.9%
U.S. Markets	10.6%	10.6%	5.3%	5.3%	5.3%
Financial Services	7.2%	7.2%	2.3%	4.8%	4.8%
Emerging Verticals	14.6%	14.6%	8.7%	5.9%	5.9%
International(1)	49.7%	57.4%	38.6%	11.0%	18.8%
Canada	5.3%	9.9%	—%	5.3%	9.9%
Latin America	1.1%	10.2%	—%	1.1%	10.2%
United Kingdom(1)	nm	nm	nm	nm	nm
Africa	(11.0)%	2.5%	—%	(11.0)%	2.5%
India	34.6%	44.2%	—%	34.6%	44.2%
Asia Pacific	3.3%	3.5%	—%	3.3%	3.5%
Consumer Interactive	4.9%	4.9%	—%	4.9%	4.9%

Adjusted EBITDA:
Consolidated(1)	18.7%	20.3%	9.0%	9.7%	11.3%
U.S. Markets	12.9%	12.9%	2.1%	10.8%	10.8%
International(1)	67.7%	76.7%	43.4%	24.2%	33.3%
Consumer Interactive	3.9%	3.9%	—%	3.9%	3.9%
nm: not meaningful

(1)
We acquired Callcredit, which is our United Kingdom region in our International segment, on June 19, 2018. Our 2018 consolidated, International segment and United Kingdom region revenue, Adjusted Revenue and Adjusted EBITDA include the activity of Callcredit from the date of acquisition, which obscures comparability of our results between periods.

(2)
CC (constant currency) growth rates assume foreign currency exchange rates are consistent between years. This allows financial results to be evaluated without the impact of fluctuations in foreign currency exchange rates.

(3)	Inorganic growth rate represents growth attributable to the first twelve months of activity for recent business acquisitions.

(4)	Organic growth rate is the reported growth rate less the inorganic growth rate.

(5)	Organic CC growth rate is the CC growth rate less inorganic growth rate.

Exhibit 99.1

SCHEDULE 2
TRANSUNION AND SUBSIDIARIES
Consolidated and Segment Revenue, Adjusted Revenue, Adjusted EBITDA, and Adjusted EBITDA Margins (Unaudited)
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue and Adjusted Revenue:
U.S. Markets gross revenue
Financial Services	$213.0	$192.6	$402.1	$375.2
Emerging Verticals	192.9	165.6	372.6	325.3
Total U.S. Markets gross revenue	405.9	358.2	774.7	700.5
Acquisition revenue - related adjustments(1)	0.2	—	0.4	—
U.S. Markets gross Adjusted Revenue	$406.0	$358.2	$775.0	$700.5

International gross revenue
Canada	25.4	24.2	48.4	45.9
Latin America	26.2	25.8	51.5	51.0
UK	46.6	7.7	88.8	7.7
Africa	14.0	15.6	29.0	32.6
India	24.9	18.9	52.6	39.1
Asia Pacific	14.0	14.1	26.8	26.0
Total International gross revenue	151.1	106.3	297.1	202.3
Acquisition revenue - related adjustments(1)	1.6	—	5.6	—
International Adjusted Revenue	$152.7	$106.3	$302.7	$202.3

Consumer Interactive gross revenue	$123.6	$117.6	$246.9	$235.5

Less: intersegment eliminations
U.S. Markets	(17.2)	(17.5)	(34.7)	(34.9)
International	(1.3)	(1.4)	(2.5)	(2.6)
Consumer Interactive	(0.2)	(0.2)	(0.4)	(0.3)
Total intersegment eliminations	(18.6)	(19.0)	(37.5)	(37.8)

Total revenue, as reported	$661.9	$563.1	$1,281.2	$1,100.5
Acquisition revenue-related adjustments(1)	1.7	—	5.9	—
Consolidated Adjusted Revenue	$663.6	$563.1	$1,287.1	$1,100.5

Adjusted EBITDA:
U.S. Markets	$175.4	$147.9	$317.5	$281.2
International	59.6	41.2	124.5	74.3
Consumer Interactive	59.1	58.0	119.3	114.9
Corporate	(30.4)	(26.4)	(58.7)	(47.1)
Consolidated Adjusted EBITDA	$263.7	$220.6	$502.6	$423.3

Adjusted EBITDA margin:
U.S. Markets	43.2%	41.3%	41.0%	40.1%
International	39.0%	38.8%	41.1%	36.7%
Consumer Interactive	47.8%	49.3%	48.3%	48.8%
Consolidated	39.7%	39.2%	39.1%	38.5%
Segment Adjusted EBITDA margins are calculated using segment gross Adjusted Revenue and segment Adjusted EBITDA. Consolidated Adjusted EBITDA margin is calculated using consolidated Adjusted Revenue and consolidated Adjusted EBITDA.

Exhibit 99.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of net income attributable to TransUnion to consolidated Adjusted EBITDA:
Net income attributable to TransUnion	$101.5	$55.0	$172.4	$128.1
Discontinued operations, net of tax	3.0	—	4.6	—
Net income from continuing operations attributable to TransUnion	104.5	55.0	177.0	128.2
Net interest expense	43.4	24.5	86.9	46.4
Provision for income taxes	39.4	15.8	39.9	43.5
Depreciation and amortization	89.2	68.0	182.7	134.6
EBITDA	276.4	163.4	486.5	352.6
Adjustments to EBITDA:
Acquisition-related revenue adjustments(1)	1.7	—	5.9	—
Stock-based compensation(2)	8.2	16.0	20.9	26.9
Mergers and acquisitions, divestitures and business optimization(3)	(23.9)	25.9	(12.6)	29.2
Other(4)	1.3	15.3	1.9	14.7
Total adjustments to EBITDA	(12.7)	57.2	16.2	70.7
Consolidated Adjusted EBITDA	$263.7	$220.6	$502.6	$423.3
As a result of displaying amounts in millions, rounding differences may exist in the tables above and footnotes below.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year from the date of acquisition. We present Adjusted Revenue as a supplemental measure of our revenue because we believe it provides meaningful information regarding our revenue and provides a basis to compare revenue between periods. In addition, our board of directors and executive management team use Adjusted Revenue as a compensation measure under our incentive compensation plans. The table above provides a reconciliation for revenue to Adjusted Revenue.

(2)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(3)
For the three months ended June 30, 2019, consisted of the following adjustments: a $(31.2) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; a $(0.9) million adjustment to contingent consideration expense from previous acquisitions; a $(0.2) million reimbursement for transition services provided to the buyers of certain of our discontinued operations; $4.4 million of Callcredit integration costs; a $3.3 million loss on the impairment of a Cost Method investment; and $0.8 million of acquisition expenses.

For the six months ended June 30, 2019, consisted of the following adjustments: a $(31.2) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; $(0.2) million reimbursement for transition services provided to the buyers of our discontinued operations; $8.6 million loss on the impairment of certain Cost Method investments; $8.5 million of Callcredit integration costs; and $1.6 million of acquisition expenses.
For the three months ended June 30, 2018, consisted of the following adjustments: $25.4 million of acquisition expenses; a $1.1 million loss on the divestiture of a small business operation; a $(0.3) million gain on a Cost Method investment resulting for an observable price change for a similar investment of the same issuer; and a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest.
For the six months ended June 30, 2018, consisted of the following adjustments: $27.1 million of acquisition expenses; a $1.6 million loss on the impairment of a Cost Method investment; a $1.1 million loss on the divestiture of a small business operation;

Exhibit 99.1

a $(0.3) gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; and a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest.

(4)
For the three months ended June 30, 2019, consisted of the following adjustments: $0.8 million of deferred loan fees written off as a result of the prepayments on our debt; $0.6 million of loan fees; and $(0.1) from currency remeasurement.

For the six months ended June 30, 2019, consisted of the following adjustments: $1.0 million of loan fees; $0.8 million of deferred loan fees written off as a result of the prepayments on our debt; $0.2 million from currency remeasurement.
For the three months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; a $3.0 million loss from currency remeasurement of our foreign operations; $0.3 million of loan fees; and $0.1 million of miscellaneous.
For the six months ended June 30, 2018, consisted of the following adjustments to non-operating income and expense: $11.9 million of fees related to new financing under our senior secured credit facility; a $2.3 million loss from currency remeasurement of our foreign operations; $0.7 million of loan fees; $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; and a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge.

Exhibit 99.1

SCHEDULE 3
TRANSUNION AND SUBSIDIARIES
Adjusted Net Income and Adjusted Earnings Per Share - Unaudited
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to TransUnion	$101.5	$55.0	$172.4	$128.1
Discontinued operations	3.0	—	4.6	—
Net income from continuing operations attributable to TransUnion	104.5	55.0	177.0	128.2
Adjustments before income tax items:
Acquisition revenue-related adjustments (1)	1.7	—	5.9	—
Stock-based compensation(2)	8.2	16.0	20.9	26.9
Mergers and acquisitions, divestitures and business optimization(3)	(23.9)	25.9	(12.6)	29.2
Other(4)	0.7	15.0	1.0	13.9
Amortization of certain intangible assets(5)	52.5	38.3	109.2	74.8
Total adjustments before income tax items	39.2	95.1	124.4	144.8
Change in provision for income taxes per schedule 4	(11.8)	(31.4)	(54.6)	(46.7)
Adjusted Net Income	$131.8	$118.8	$246.8	$226.4

Adjusted Earnings per Share:
Basic	$0.70	$0.64	$1.32	$1.23
Diluted(6)	$0.69	$0.62	$1.29	$1.19

Weighted-average shares outstanding:
Basic	187.5	184.3	187.1	184.0
Diluted(6)	191.3	190.8	191.2	190.5
As a result of displaying amounts in millions, rounding differences may exist in the table above and footnotes below.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year from the date of acquisition.

(2)	Consisted of stock-based compensation and cash-settled stock-based compensation.

(3)
For the three months ended June 30, 2019, consisted of the following adjustments: a $(31.2) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; a $(0.9) million adjustment to contingent consideration expense from previous acquisitions; a $(0.2) million reimbursement for transition services provided to the buyers of certain of our discontinued operations; $4.4 million of Callcredit integration costs; a $3.3 million loss on the impairment of a Cost Method investment; and $0.8 million of acquisition expenses.

For the six months ended June 30, 2019, consisted of the following adjustments: a $(31.2) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; $(0.2) million reimbursement for transition services provided to the buyers of our discontinued operations; $8.6 million loss on the impairment of certain Cost Method investments; $8.5 million of Callcredit integration costs; and $1.6 million of acquisition expenses.

Exhibit 99.1

For the three months ended June 30, 2018, consisted of the following adjustments: $25.4 million of acquisition expenses; a $1.1 million loss on the divestiture of a small business operation; a $(0.3) million gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; and a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest.
For the six months ended June 30, 2018, consisted of the following adjustments: $27.1 million of acquisition expenses; a $1.6 million loss on the impairment of a Cost Method investment; a $1.1 million loss on the divestiture of a small business operation; a $(0.3) gain on a Cost Method investment resulting from an observable price change for a similar investment of the same issuer; and a $(0.3) million offset to the loss included in operating income adjustments on the divestiture of a small business operation for the portion that is attributable to the non-controlling interest.

(4)
For the three months ended June 30, 2019, consisted of the following adjustments: $0.8 million of deferred loan fees written off as a result of the prepayments on our debt and a ($0.1) million gain from currency remeasurement of our foreign operations.

For the six months ended June 30, 2019 consisted of the following adjustments: $0.8 million of deferred loan fees written off as a result of the prepayments on our debt; and a $0.2 million loss from currency remeasurement of our foreign operations.
For the three months ended June 30, 2018, consisted of the following adjustments: $11.9 million of fees related to new financing under our senior secured credit facility; a $3.0 million loss from currency remeasurement of our foreign operations; and $0.1 million of miscellaneous.
For the six months ended June 30, 2018, consisted of the following adjustments: $11.9 million of fees related to new financing under our senior secured credit facility; $2.3 million loss from currency remeasurement of our foreign operations; $0.5 million of fees incurred in connection with a secondary offering of shares of TransUnion common stock by certain of our stockholders; a $(0.7) million mark-to-market gain related to ineffectiveness of our interest rate hedge; and $(0.1) of miscellaneous.

(5)	Consisted of amortization of intangible assets from our 2012 change in control and amortization of intangible assets established in business acquisitions after our 2012 change in control.

(6)
As of June 30, 2019, there were 1.1 million contingently issuable stock-based awards outstanding that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

As of June 30, 2018, there were less than 0.1 million contingently issuable stock based awards outstanding that were excluded from the diluted earnings per share calculation because the contingencies had not been met.

Exhibit 99.1

SCHEDULE 4
TRANSUNION AND SUBSIDIARIES
Effective Tax Rate and Adjusted Effective Tax Rate - Unaudited
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income before income taxes	$146.3	$73.1	$221.8	$176.1
Total adjustments before income taxes per Schedule 3	39.2	95.1	124.4	144.8
Adjusted income before income taxes	$185.6	$168.2	$346.3	$321.0

(Provision) for income taxes	(39.4)	(15.8)	(39.9)	(43.5)
Adjustments for income taxes:
Tax effect of above adjustments(1)	(5.8)	(22.5)	(25.6)	(34.0)
Eliminate impact of excess tax benefits for share compensation(2)	(6.3)	(9.8)	(27.3)	(18.1)
Other(3)	0.2	1.0	(1.7)	5.4
Total adjustments for income taxes	(11.8)	(31.4)	(54.6)	(46.7)
Adjusted provision for income taxes	$(51.2)	$(47.2)	$(94.5)	$(90.2)

Effective tax rate	26.9%	21.7%	18.0%	24.7%
Adjusted Effective Tax Rate	27.6%	28.1%	27.3%	28.1%
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)	Tax rates used to calculate the tax expense impact are based on the nature of each item.

(2)	Eliminates the impact of excess tax benefits for share compensation.

(3)	Eliminates impact of state tax rate changes on deferred taxes, valuation allowances on foreign net operating losses, and valuation allowances on capital losses and other discrete adjustments.

Exhibit 99.1

SCHEDULE 5
TRANSUNION AND SUBSIDIARIES
Segment Depreciation and Amortization - Unaudited
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
U.S. Markets	$56.1	$45.5	$113.1	$90.2
International	28.6	18.3	60.6	35.9
Consumer Interactive	3.2	3.0	6.5	5.9
Corporate	1.2	1.3	2.5	2.5
Total depreciation and amortization	$89.2	$68.0	$182.7	$134.6
As a result of displaying amounts in millions, rounding differences may exist in the table above.

Exhibit 99.1

SCHEDULE 6
TRANSUNION AND SUBSIDIARIES
Reconciliation of Non-GAAP Guidance - Unaudited
(dollars in millions)

	Three Months Ended September 30, 2019		Twelve Months Ended December 31, 2019
	Low	High	Low	High
Guidance reconciliation of revenue to Adjusted Revenue:
GAAP revenue	$672	$677	$2,622	$2,632
Acquisitions revenue-related adjustment(1)	—	—	6	6
Adjusted Revenue	$672	$677	$2,628	$2,638

Guidance reconciliation of net income attributable to TransUnion to Adjusted EBITDA:
Net income attributable to TransUnion	$75	$78	$331	$337
Discontinued operations, net of tax	—	—	5	5
Net income attributable to TransUnion from continuing operations	75	78	336	342
Interest, taxes and depreciation and amortization	157	158	625	627
EBITDA	232	236	961	969
Acquisitions revenue-related adjustment(1)	—	—	6	6
Stock-based compensation, mergers, acquisitions divestitures and business optimization-related expenses and other adjustments(2)	36	36	70	70
Adjusted EBITDA	$269	$273	$1,036	$1,044

Reconciliation of diluted earnings per share from continuing operations to Adjusted Diluted Earnings per Share from Continuing Operations:
Diluted earnings per share from continuing operations	$0.39	$0.41	$1.75	$1.78
Adjustments to diluted earnings per share(1)(2)	0.30	0.30	0.91	0.90
Adjusted Diluted Earnings per Share from Continuing Operations	$0.69	$0.71	$2.66	$2.69
As a result of displaying amounts in millions, rounding differences may exist in the table above.

(1)
This adjustment represents certain non-cash adjustments related to acquired entities, predominantly adjustments to increase revenue resulting from purchase accounting reductions to deferred revenue we record on the opening balance sheets of acquired entities. Deferred revenue results when a company receives payment in advance of fulfilling their performance obligations under contracts. Business combination accounting rules require us to record deferred revenue of acquired entities at fair value if we are obligated to perform any future services under these contracts. The fair value of this deferred revenue is determined based on the direct and indirect incremental costs of fulfilling our performance obligations under these contracts, plus a normal profit margin. Generally, this fair value calculation results in a reduction to the purchased deferred revenue balance. The above adjustment includes an estimate for the increase in revenue equal to the difference between what the acquired entities would have recorded as revenue and the lower revenue we record as a result of the reduced deferred revenue balance. This increase is partially offset by an estimated decrease to revenue for certain acquired non-core customer contracts that are not classified as discontinued operations that will expire within approximately one year. We present Adjusted Revenue as a supplemental measure of our revenue because we believe it provides meaningful information regarding our revenue and provides a basis to compare revenue between periods. In addition, our board of directors and executive management team use Adjusted Revenue as a compensation measure under our incentive compensation plan. The table above provides a reconciliation for revenue to Adjusted Revenue. The estimated adjustments to revenue are subject to change as we finalize the fair value assessments of the deferred revenue acquired with recent acquisitions and as we complete our assessment of the non-core customer contracts.

(2)
This adjustment includes the same adjustments we make to our Adjusted EBITDA and Adjusted Net Income as discussed in the Non-GAAP Financial Measures section of our earnings release, which includes the Callcredit integration-related costs as well as an adjustment for the item discussed in the Subsequent Event section of this earnings release.